UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


May 25, 1999
(Date of earliest event reported)

Commission file number:  0-20704

                     ACX TECHNOLOGIES, INC.
     (Exact name of registrant as specified in its charter)

           Colorado                          84-1208699
 (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

  16000 Table Mountain Parkway, Golden, Colorado    80403
     (Address of principal executive offices)     (Zip Code)

                         (303) 271-7000
      (Registrant's telephone number, including area code)



Item 5.  Other Events


On May 25, 1999, ACX Technologies, Inc. issued the following press release.



                                  Contact:  Holly Coors
                                            (303) 271-7005


  ACX TECHNOLOGIES ANNOUNCES SALE OF GOLDEN GENESIS SHARES


     Golden, CO - May 25, 1999 - ACX Technologies, Inc. today announced that Kyocera International, Inc., a wholly owned subsidiary of Kyocera Corporation, has agreed to purchase 100% of the common shares of Golden Genesis Corporation, including the 55% owned by ACX Technologies, Inc. The agreed price is $2.33 per share and it is expected that the transaction will close by the end of July 1999.

     Joe Coors, Jr., Chief Executive Officer of ACX stated, "As a globally recognized solar cell producer, Kyocera brings a solid foundation to Golden Genesis and will be able to support continued growth in a rapidly changing solar marketplace. The sale of our shares of Golden Genesis brings ACX one step closer to realizing our goal of becoming a pure packaging and ceramics company."

     ACX Technologies expects to receive approximately $30 million in cash for the sale of their shares and repayment of debt.

     ACX Technologies, Inc., through its two primary businesses, applies innovative technology to manufacture value-added industrial products. Coors Ceramics Company provides enabling technology through advanced technical ceramics and other engineered materials. Graphic Packaging
Corporation is a specialty packaging manufacturer that produces high performance folding cartons. ACX can be visited on the world wide web at http://www.acxt.com.





                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


May 26, 1999                          ACX TECHNOLOGIES, INC.

                                      By:/s/Beth A. Parish
                                      -------------------------
                                      Beth A. Parish
                                      (Controller and Principal
                                      Accounting Officer)